TRANSGLOBE ENERGY CORPORATION ANNOUNCES RELEASE DATE OF
THIRD QUARTER 2016 RESULTS AND CONFERENCE CALL

TSX: “TGL” & NASDAQ: “TGA”

Calgary, Alberta, October 31, 2016 - TransGlobe Energy Corporation (“TransGlobe”) will announce its third quarter 2016 financial and operating results on Monday, November 7, 2016 before the opening of the stock markets. A conference call and webcast to discuss the results will be held the same day:

Time:         9:00 a.m. Mountain Time (11:00 a.m. Eastern Time)
Dial-in:     (416) 340-2216 or toll-free at 1-866-223-7781
Webcast:     http://www.gowebcasting.com/8063

Shortly after the conclusion of the call, a replay will be available by dialing (905) 694-9451 or toll-free at
1-800-408-3053. The pass code is 7932570#. The replay will expire at 23:59 p.m. (Eastern Time) on November 14, 2016. Thereafter, a copy of the call can be accessed through a link on TransGlobe’s website at www.trans-globe.com.

TransGlobe Energy Corporation is a Calgary-based, growth-oriented oil and gas exploration and development company whose activities are concentrated in the Arab Republic of Egypt. TransGlobe’s common shares trade on the Toronto Stock Exchange under the symbol TGL and on the NASDAQ Exchange under the symbol TGA. TransGlobe’s convertible debentures trade on the Toronto Stock Exchange under the symbol TGL.DB.

For further information, please contact: Investor Relations Steve Langmaid Telephone: (403) 444-4787 Email: investor.relations@trans-globe.com Web site: www.trans-globe.com